UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE NECESSITY RETAIL REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	90-0929989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Amendment No. 2 amends the Registration Statement on Form 8-A originally filed by American Finance Trust, Inc. (now known as “The Necessity Retail REIT, Inc.”) (the “Company”) with the Securities and Exchange Commission on April 13, 2020, as amended by Amendment No. 1 filed on February 25, 2021 (the “Registration Statement”). This Amendment No. 2 is being filed to reflect the expiration of preferred stock purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

The Company previously filed the Registration Statement related to that certain Rights Agreement, dated as of April 9, 2020, as amended by the Amendment to Rights Agreement dated as of February 26, 2021, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”). In accordance with the terms of the Rights Agreement, the Rights expired on September 12, 2023 upon the closing of the previously announced merger between the Company and Global Net Lease, Inc. (the “Closing”). This Amendment No. 2 to Form 8-A amends and supplements the information set forth in the Registration Statement and is being filed by the Company to deregister the Rights. Upon the Closing, all of the Rights, which were distributed pursuant to the Rights Agreement to holders of the Company’s Class A common stock, par value $0.01 per share, expired and the Rights Agreement terminated.

Item 2. Exhibits

Exhibit No.	Description

3.1	Articles of Restatement (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
4.1	Rights Agreement, dated April 13, 2020, between American Finance Trust, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
4.2	Amendment to Rights Agreement, dated February 25, 2021, between American Finance Trust, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 12th day of September, 2023.

OSMOSIS SUB I, LLC (formerly The Necessity Retail REIT, Inc.)
By: Global Net Lease, Inc., its sole member

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Co-Chief Executive Officer